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                                                                     Exhibit 3.2

                             AMENDMENT NO. 1 TO THE
                         AMENDED AND RESTATED BY-LAWS OF
                                   ATARI, INC.

           (f/k/a INFOGRAMES, INC. AND GT INTERACTIVE SOFTWARE CORP.)

         This Amendment No. 1 to the Amended and Restated By-Laws of Atari, Inc. (f/k/a Infogrames, Inc. and GT Interactive Software Corp.), a Delaware corporation (the "Corporation"), is effective as of November 21, 2003. Capitalized terms used herein without definitions shall have the same meaning as in the Amended and Restated By-Laws of the Corporation.

         1. The Amended and Restated By-Laws of the Corporation shall be amended as follows:

                  (a) Article II, Section 15 of the Amended and Restated By-Laws, shall be amended and restated in its entirety to read as follows:

              "SECTION 15. Committees. The Board of Directors, by a vote of a majority of the Directors then in office, may (and, to the extent required by law or by the rules of any governmental agency or any securities exchange or securities quotation system on which securities of the Corporation are listed, shall) elect from its number, one or more committees, including but not limited to, an Executive Committee, a Compensation Committee, an Audit Committee and a Nominations Committee. To the extent required by law, or by the rules of any governmental agency or any securities exchange or securities quotation system on which securities of the Corporation are listed, the members of the Committee will be entirely or partly independent directors, as that term is defined in the applicable law or rules. The Board of Directors may (and to the extent required by law or by the rules of any governmental agency or securities exchange or securities quotation system on which securities of the Corporation are listed, shall) delegate to those committees some or all of its powers except those which by law, by the Certificate of Incorporation or by these By-Laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Board of Directors. All members of such committee shall serve at the pleasure of the Board of Directors. Except as required by law or the rules of any governmental agency or any securities exchange or securities quotation system on which securities of the corporation are listed, the Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the

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              Board of Directors. The Board of Directors shall have power to rescind any action of any committee, to the extent permitted by law and not inconsistent with the rules of any governmental agency or any securities exchange or securities quotation system on which securities of the Corporation are listed, but no such rescission shall have retroactive effect."

              (b) Article II, shall be amended to insert the following Section
16:

              "SECTION 16. Related Party Transactions. The Corporation shall review all related party transactions for potential conflict of interest situations on an ongoing basis. All related party transactions must be approved by the Audit Committee. A transaction will be a "related party transaction" if it, or a series of transactions of which it is a part, is required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404 or any successor to that Item, or otherwise constitutes a related party transaction under the rules of any securities exchange or securities quotation system on which securities of the Corporation are listed. A related party transaction that takes place in the ordinary course of the Corporation's or a subsidiary's business will be deemed to have been approved by the Audit Committee if its pricing and other material terms are in accordance with an agreement or arrangement that has been approved by the Audit Committee."

              (c) The current Article II, Section 16, "Compensation of Directors", shall be renumbered Section 17.

         2. Except as modified hereby, the Amended and Restated By-Laws remain unmodified and in full force and effect.

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         IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of November 21, 2003.

                                               /s/ Denis Guyennot
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                                        Denis Guyennot
                                        Secretary